Exhibit 99.3

CONSENT OF LEERINK SWANN LLC

We hereby consent to (i) the inclusion of our opinion letter, dated June 22, 2011, addressed to the Board of Directors of Poniard Pharmaceuticals, Inc. (the “Company”) as Annex E to the proxy statement/prospectus/consent solicitation which forms a part of this Registration Statement on Form S-4 of the Company, relating to the proposed merger, pursuant to which FV Acquisition Corp. would merge with and into Allozyne, Inc. (“Allozyne”), with Allozyne surviving the merger as a wholly owned subsidiary of Poniard, and (ii) the references to such opinion in the proxy statement/prospectus/consent solicitation and in this Registration Statement under the headings “Summary—Opinion of the Poniard Financial Advisor,” “The Merger—Background of the Merger,” and “The Merger—Opinion of the Poniard Financial Advisor.” Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of this Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Leerink Swann LLC

Leerink Swann LLC

San Francisco, California

July 22, 2011